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                                                                  Exhibit 10-BH


    Form of Letter regarding Deferral of Portion of Bonus for the following
                                  Executives:

                               O. G. Richard III
                                P. W. O'Donnell
                                Q. M. Schwolsky
                                  R. G. Abbott
                                S. C. Skaggs Jr.


                                                               December 2, 1996



Dear Mr.

         At a meeting scheduled to be held in February 1997, the Compensation Committee will decide the amount of any bonus to be paid to you based on the performance of you and The Columbia Gas System, Inc. and its subsidiaries (the "Bonus"). At its November 19, 1996 meeting, the Compensation Committee decided that 50% of the Bonus will be paid no later than the end of March 1997. The remaining 50% will be deferred to be paid at a later date (the "Deferred Bonus").

         The Deferred Bonus (together with interest as determined in accordance with the paragraph below) will be paid to you in a lump sum within 30 days following the earlier of: (i) the date of a "Change-in-Control" of The Columbia Gas System, Inc. (the "Corporation") (as that term is defined in the Corporation's Long-Term Incentive Plan), (ii) the date you terminate employment with the Corporation and any subsidiaries thereof, and (iii) the date (but in no instance earlier than February 28, 1998) that you elect. Your election under
(iii) must be made on the attached copy of this letter and must be received by the Corporation's Secretary on behalf of the Compensation Committee effective no later than midnight Eastern Standard Time December 2, 1996. If you do not make an election or your election is not received as of the deadline, you will be deemed to have elected the date of your employment termination with the Corporation and its subsidiaries.

         Until paid, the Deferred Bonus will be credited with interest at the end of each month beginning March 31, 1997 and continuing until the last day of the month preceding the date of payment. The amount of interest credited will be based on the Prime Rate published in the Wall Street Journal for the last business day of each such month.

         Your right to the Deferred Bonus and interest thereon will be as a general unsecured creditor of the Corporation, and you may not assign, hypothecate, transfer or alienate in any way your rights hereunder except by will or by the laws of descent and distribution. You may file with the Corporation's Secretary a beneficiary designation for any payments to be made hereunder following the date of your death. If you do not have a beneficiary designation filed with the Corporation's Secretary or your designated beneficiary predeceases you, any payment to

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be made following your death will be paid to your estate.
         If you have any questions regarding the Deferred Bonus or this letter agreement, you should contact the Chairman of the Compensation Committee. This letter agreement may be amended only in writing and approved by the then Chairman of the Compensation Committee and you.

                                    Very truly yours,




                                    On behalf of THE COLUMBIA GAS SYSTEM, INC., as authorized by the Chairman, Compensation
                                    Committee:



                                                  /s/ Louis E. Font
                                    --------------------------------------------
                                    Louis E. Font
                                    Senior Vice President
                                    Columbia Gas System Service Corporation


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December 2, 1996
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         I understand that 50% of the bonus which otherwise would have been paid to me in March 1997 will be deferred and is referred to above as the Deferred Bonus. I also understand that I may select a date (no sooner than February 28, 1998), on which, if earlier than the date of my termination of employment or a Change-in-Control of the Corporation, the Deferred Bonus will be paid to me. The date I select for this purpose is _______________. I acknowledge and agree that I must make my election as of no later than midnight Eastern Standard Time December 2, 1996, and once made is not revocable.

                                                     By:

                                                     --------------------------

Received by:

        /s/Carolyn M. Afshar
--------------------------------
Secretary, The Columbia
Gas System, Inc.